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Exhibit 10.5.1

AMENDED AND RESTATED SECOND AMENDMENT TO LEASE

        THIS AMENDED AND RESTATED SECOND AMENDMENT TO LEASE ("Amendment") is made and entered into as of the 9th day of December, 2002, by and between CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation ("Landlord"), and ALLOS THERAPEUTICS, INC., a Delaware corporation ("Tenant").

R E C I T A L S :

        A.    Landlord and Tenant entered into that certain Office Lease dated as of April 4, 2001 (the "Original Lease"), as amended by that certain First Amendment to Lease and Commencement Date Memorandum dated as of November 1, 2002 ("First Amendment"), and that certain Second Amendment to Lease dated November 12, 2002 ("Second Amendment"), whereby Tenant leased certain office space in the building located at 11080 CirclePoint Road in Westminster, Colorado. The Original Lease, as amended by the First Amendment and Second Amendment, is referred to herein as the "Lease."

        B.    By this Amendment, Landlord and Tenant desire amend and restate the Second Amendment in its entirety.

        C.    Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T :

        1.    The Existing Premises.    Landlord currently leases to Tenant that certain office space containing 31,248 rentable square feet located on the second (2nd) floor of the Building and known as Suite 200 (the "Existing Premises").

        2.    Expansion of the Premises.    That certain space located on the ground floor of the Building consisting of approximately 12,129 rentable square feet, as outlined on the floor plan attached hereto as Exhibit A and made a part hereof, is referred to herein as the "Expansion Space." Tenant shall lease the Expansion Space effective as of January 1, 2003 (the "Expansion Commencement Date"). Accordingly, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Space. Such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 43,377 rentable square feet, subject to verification pursuant to Section 3 below. Effective as of the Expansion Commencement Date, all references in the Lease to the "Premises" shall mean and refer to the Existing Premises as expanded by the Expansion Space. The period from the Expansion Commencement Date through the Expiration Date is referred to herein as the "Expansion Term".

        3.    Verification of Rentable Square Footage.    The rentable square footage of the Expansion Space shall be subject to verification in accordance with the provisions of Section 2.1 of the Original Lease, except that Landlord shall cause its space measurement consultant to provide such verification within thirty (30) days following the Expansion Commencement Date. If such verification results in a rentable square footage of the Expansion Space that is different than that set forth in Section 2 above, then the parties shall further amend the Lease to modify all amounts, percentages and figures appearing or referred to in this Amendment to conform to such corrected rentable square footage (including, without limitation, the Base Rent, and Tenant's Percentage Share and the TI Allowance).

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        4.    Base Rent.    During the Expansion Term, and in addition to the Base Rent for the Existing Premises, Tenant shall pay Base Rent for the Expansion Space as follows (although Base Rent for the Existing Premises and the Expansion Space are separately identified, such amounts shall be a single and non-severable rental obligation):

Period of Expansion Term	Annual Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Base Rent
1-12	$0.00	$0.00	$0.00
(1/01/03 - 12/31/103)
13-15	$13.00	$157,677.00	$13,139.75
(1/01/04 - 3/31/04)
16-45	$13.50	$163,741.50	$13,645.13
(4/1/04 - 9/30/06)
46-70	$14.50	$175,870.50	$14,655.88
(10/1/06 - 10/31/08)

        5.    Tenant's Percentage Share.    Commencing on July 1, 2003, and continuing thereafter during the Expansion Term, Tenant's Percentage Share shall be increased to 28.72%. The parties acknowledge that Tenant shall have no obligation to pay Real Property Taxes and Operating Expenses attributable to the Expansion Space during the period from the Expansion Commencement Date through June 30, 2003.

        6.    Exclusion of Variable Operating Expenses.    Operating Expenses attributable to the Expansion Space shall exclude those Operating Expenses that vary with occupancy, such as janitorial expenses and utility costs (other than those attributable to the Common Facilities), until the Tenant Improvements (as defined in Exhibit B) are substantially completed in all or any portion of the Expansion Space.

        7.    Letter of Credit.    The schedule of Adjustment Dates for reducing the Stated Amount of the Letter of Credit as set forth in Section 4.4.1 of the Original Lease is deleted and the following is substituted therefor:

Anniversary of Commencement Date	Total Stated Amount
5th (10/01/06)	$366,667.00
6th (10/01/07)	$183,334.00
7th (10/01/08)	$0.00

        Notwithstanding anything to the contrary contained in Section 4.4.1 of the Original Lease, if Tenant gives Landlord written notice that Tenant's net income for any consecutive twelve (12)-month period exceeds                                    together with evidence reasonably acceptable to Landlord verifying that such net income threshold has been met (and a certification from Tenant's Chief Financial Officer that all such evidence is true and correct), then Landlord shall return the Letter of Credit to Tenant; provided, however, in no event shall Landlord be obligated to return the Letter of Credit to Tenant at any time an Event of Default exists or any circumstance exists that would, with notice or lapse of time, or both, constitute an Event of Default.

        8.    Cash Security Deposit.    The date by which Tenant shall deposit with Landlord the cash Security Deposit pursuant to Section 4.4.2 of the Original Lease is extended from the sixth (6th) anniversary of the Rent Commencement Date to the seventh (7th) anniversary of the Commencement Date (10/1/08); provided, however, if the Letter of Credit is released prior to the seventh (7th) anniversary of the Commencement Date pursuant to the provisions of Section 7 above, then Tenant shall, concurrently with Landlord's delivery of the Letter of Credit to Tenant, deliver the cash Security Deposit to Landlord.

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        9.    Tenant Improvements.    The Tenant Improvements (as defined in Exhibit B) in the Expansion Space shall be installed and constructed in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit B and made a part hereof. The parties acknowledge that there is no required time schedule to construct the Tenant Improvements, and Tenant shall, subject to Landlord's reasonable approval, be entitled to designate when the Tenant Improvements are to be constructed. Tenant acknowledges that construction of the Tenant Improvements may occur during the Expansion Term and that the performance of such work shall not be deemed a constructive eviction nor shall Tenant be entitled to any abatement of Rent in connection therewith. In addition, Landlord shall not be liable for any damage to property, injury to persons or damage to Tenant's business caused by the construction of the Tenant Improvements during the Expansion Term.

        10.    Parking.    During the Expansion Term, Tenant shall rent from Landlord an additional forty-nine (49) parking spaces for use in the Building's parking facility. Tenant's rental and use of such additional parking spaces shall be in accordance with, and subject to, all provisions of Section 2.4 of the Original Lease.

        11.    Subletting.    The limitation on the number of subparcels under clause (viii) of Section 18.1 of the Original Lease shall only apply to the Existing Premises, and the number of subparcels within the Expansion Space shall be subject to Landlord's reasonable approval.

        12.    Brokers.    Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment other than Equis Corporation and CB Richard Ellis ("Brokers"). Landlord shall pay a brokerage commission to Brokers in accordance with separate agreements between and Landlord and Brokers. Subject to the foregoing, each party agrees to defend, indemnify and hold harmless the other party from and against any claim for a commission or finder's fee by any person or entity who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment.

        13.    Tenant Representations.    Each person executing this Amendment on behalf of Tenant represents and warrants to Landlord that, and Tenant shall, at Landlord's request, provide Landlord with evidence that: (a) Tenant has full right and authority to enter into this Amendment and to perform all of Tenant's obligations hereunder; and (b) each person signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

        14.    Second Amendment.    This Amendment amends and restates the Second Amendment in its entirety, such that the provisions in the Second Amendment shall have no effect.

        15.    No Further Modification.    Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Space and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Amendment.

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        IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"Landlord":
CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation
By:	Catellus Commercial Development Corporation, a Delaware corporation Its: Agent
	By:	/s/ RAY C. PITTMAN
		Name:	Ray C. Pittman
		Its:	Senior V.P.
"Tenant":
ALLOS THERAPEUTICS, INC., a Delaware corporation
By:	/s/ MICHAEL E. HART
Name:

	Its:	President / CEO
By:

Name:

Its:

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EXHIBIT A

OUTLINE OF EXPANSION SPACE

EXHIBIT A - 1

EXHIBIT B

TENANT WORK LETTER

        This Work Letter ("Work Letter") is attached to the Amendment as Exhibit B and incorporated into the Amendment by reference. Capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Lease.

        1.    Landlord's Work.    Landlord has constructed the Building in accordance with the plans and specifications described in Schedule 1 attached hereto.

        2.    Tenant Improvements.

          2.1    TI Allowance.    Tenant shall be entitled to a one-time tenant improvement allowance (the "TI Allowance") in the amount of                                    per rentable square foot of the Expansion Space for the costs relating to the initial design and construction of Tenant's improvements that are permanently affixed to the Expansion Space (the "Tenant Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the TI Allowance. Provided the Tenant Improvements are constructed and are consistent with the improvements in the Existing Premises, Tenant shall be entitled to a credit against Base Rent first payable for the Expansion Space in an amount equal to any unused portion of the TI Allowance.

          2.2    Disbursement of the TI Allowance.    Except as otherwise set forth in this Work Letter, the TI Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process), only for the following items and costs (collectively, the "TI Allowance Items"): (a) payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 2.3 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Working Drawings," as that term is defined in Section 2.3 of this Work Letter; (b) the payment of plan check, permit and license fees relating to construction of the Tenant Improvements; (c) the cost of construction of the Tenant Improvements; (d) the cost of any changes in the base, shell and core of the Building when such changes are required by the Working Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) or are otherwise required by Applicable Law as a result of the construction of the Tenant Improvements, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any changes to the Working Drawings or Tenant Improvements required by Applicable Law; (f) sales and use taxes and/or applicable fees; (g) "Landlord's Supervision Fee," as that term is defined in Section 2.10 of this Work Letter; (h) all other costs to be expended by Landlord in connection with the construction of the Tenant Improvements; and (i) one-half (1/2) of the costs of the demising walls between the Expansion Space and any other tenant space in the Building's ground floor lobby.

          2.3    Building Specifications.    Landlord may establish specifications for the Building-standard components to be used in the construction of the Tenant Improvements in the Expansion Space (collectively, the "Building Specifications"), which shall be available to Tenant upon request. Tenant shall utilize materials and finishes that comply with the Building Specifications and Tenant shall not substitute any such materials or finishes without Landlord's prior written consent. Landlord may make changes to the Building Specifications from time to time.

            2.3.1    Selection of Architect/Working Drawings.    Conditioned upon Landlord's reasonable approval of a contract for services, Tenant shall retain Ware Malcomb Architects or such other architect reasonably acceptable to Landlord (the "Architect") to prepare the "Working Drawings," as that term is defined in this Section 2.3.1 below. Landlord shall retain Landlord's designated engineering consultants (the "Engineers") to prepare all plans and

EXHIBIT B - 1

    engineering working drawings relating to the structural, mechanical, HVAC/lifesafety, electrical, plumbing, and sprinkler work in the Expansion Space. The plans and drawings to be prepared by the Architect hereunder shall be known collectively as the "Working Drawings" and the plans and drawings to be prepared by the Engineers hereunder shall be known collectively as the "Engineering Drawings." Notwithstanding that Landlord has retained the Engineers to prepare the Engineering Drawings and that Landlord shall review the Working Drawings required hereunder, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Working Drawings or the Engineering Drawings.

            2.3.2    Selection of Contractor.    Landlord shall retain a contractor ("Contractor") designated by Landlord and reasonably approved by Tenant to construct the Tenant Improvements. The Contractor shall subcontract with Landlord's designated subcontractors for any and all mechanical, electrical plumbing, HVAC/lifesafety, and sprinkler systems. Tenant shall be permitted to participate with Landlord in the process of selecting the Contractor.

          2.4    Final Space Plan.    Tenant and the Architect shall prepare the final space plan for Improvements in the Expansion Space (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval or reasonable disapproval, which approval or reasonable disapproval shall be delivered by Landlord to Tenant no later than five (5) business days after Landlord's receipt of such Final Space Plan. If Landlord reasonably disapproves of any portion of the Final Space Plan, the parties shall meet, within five (5) days after Landlord's disapproval, to agree upon revisions to be made to the Final Space Plan to meet the reasonable satisfaction of Landlord. The Architect shall then revise the Final Space Plan to the form agreed upon in such meeting and Landlord shall then approve or reasonably disapprove the revised Final Space Plan in writing no later than five (5) business days after Landlord's receipt of such revised Final Space Plan. If Landlord shall again reasonably disapprove the revised Final Space Plan, the parties will revise and review the Final Space Plan again in accordance with the procedure set forth above until Landlord's reasonable approval is obtained.

          2.5    Final Working Drawings.    Tenant and the Architect shall complete the architectural drawings for the Expansion Space, and the Architect shall compile a fully coordinated set of architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval or reasonable disapproval, which approval or reasonable disapproval shall be delivered by Landlord to Tenant no later than five (5) business days after Landlord's receipt of such Final Working Drawings. If Landlord reasonably disapproves of any portion of the Final Working Drawings, the parties shall meet, within five (5) days after Landlord's disapproval, to agree upon revisions to be made to the Final Working Drawings to meet the reasonable satisfaction of Landlord. The Architect shall then revise the Final Working Drawings to the form agreed upon in such meeting. Landlord shall then approve or reasonably disapprove the revised Final Working Drawings no later than five (5) business days after Landlord's receipt of such revised Final Working Drawings. If Landlord shall again reasonably disapprove the revised Final Working Drawings, the parties will revise and review the Final Working Drawings again in accordance with the procedure set forth above until Landlord's reasonable approval is obtained.

          2.6    Approved Working Drawings.    The Final Working Drawings approved by Landlord and Tenant and the Engineering Drawings shall be referred to herein collectively as (the "Approved Working Drawings") and Tenant shall submit the same to the appropriate governmental entities for all applicable building permits necessary to allow the Contractor to pull the applicable building

EXHIBIT B - 2

  permits and commence and fully complete the construction of the Tenant Improvements (the "Permits"). If Tenant desires any change, modification or alteration in the Approved Working Drawings, Tenant must first obtain the prior written consent of Landlord. Prior to commencing any change requested by Tenant to the Approved Working Drawings, Landlord shall prepare and deliver to Tenant, for Tenant's approval, a change order ("Change Order") setting forth the additional time required to perform the change and the total cost of such change, which shall include associated architectural, engineering and Contractor's fees. If Tenant fails to approve such Change Order in writing within two (2) business days after such delivery by Landlord, Tenant shall be deemed to have withdrawn the Change Order and Landlord shall not proceed to perform the change but will continue with construction in accordance with the Approved Working Drawings.

          2.7    Time Deadlines.    Tenant shall cooperate with (i) the Architect, the Engineers, and Landlord to complete all phases of the Working Drawings, the Engineering Drawings and the permitting process, and (ii) the Contractor, for approval of the "Cost Proposal," as that term is defined in Section 2.8, below, in accordance with the dates set forth herein. Tenant shall meet with Landlord on a weekly basis to discuss Tenant's progress in connection with the same. The applicable dates for approval of items, plans and drawings and selection of a contractor as described in this Work Letter are referred to herein as the "time deadlines." Tenant agrees to comply with the time deadlines.

          2.8    Cost Proposal.    After the Approved Working Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all TI Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the "Cost Proposal"). Landlord does not guaranty the accuracy of the Cost Proposal. Notwithstanding the foregoing, portions of the cost of the Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the "Partial Cost Proposal"). Tenant shall either (i) approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same (or, as to a Partial Cost Proposal, within two (2) business days of receipt of the same), or (ii) notify Landlord within five (5) business days after Tenant's receipt of the Cost Proposal (or Partial Cost Proposal, as the case may be) that Tenant desires to revise the Approved Working Drawings to reduce the amount of the Cost Proposal (or Partial Cost Proposal, as the case may be), in which case such changes shall be made to the Approved Working Drawings only in accordance with Section 2.7 above and the revised Working Drawings shall be provided to the Contractor for repricing whereupon Landlord shall revise the Cost Proposal (or Partial Cost Proposal, as the case may be) for Tenant's approval. This procedure shall be repeated until the Cost Proposal (or Partial Cost Proposal, as the case may be) is approved by Tenant. The date by which Tenant has approved the Cost Proposal, or the last Partial Cost Proposal, as the case may be, shall be known hereafter as the "Cost Proposal Delivery Date." The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal.

          2.9    Over-Allowance Amount.    The amount that is equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the TI Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date that is not otherwise included within the Cost Proposal) shall be referred to herein as the "Over-Allowance Amount." Tenant shall pay to Landlord (a) one-half (1/2) of such Over-Allowance Amount no later than ten (10) days after the Cost Proposal Delivery Date and (b) the other one-half (1/2) of such Over-Allowance Amount within ten (10) days after Landlord gives Tenant written notice that the construction of the Tenant Improvements is completed. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement

EXHIBIT B - 3

  of any then remaining portion of the TI Allowance, and such disbursement shall be pursuant to the same procedure as the TI Allowance. In the event that after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord as an addition to the Over-Allowance Amount as follows: (1) one-half (1/2) of such additional amount within five (5) days after Landlord's invoice therefor and (2) the remaining one-half (1/2) of such additional amount within five (5) days following Tenant's receipt of Landlord's written notice that the work to which the change order applies is complete. In addition, upon Landlord's determination of the actual costs incurred by or on behalf of Landlord for the TI Allowance Items, Tenant shall pay Landlord the amount, if any, by which such actual costs exceed the sum of the TI Allowance and the Over-Allowance Amount within fifteen (15) days after being billed therefor, or Landlord may, at its election, require that Tenant deposit with Landlord the full amount of such excess prior to Landlord's delivery of the Expansion Space to Tenant. No portion of the TI Allowance shall be used to pay Tenant or Tenant's agents, contractors or employees, unless and until Landlord's contractors and any other persons and entities employed by or under contract with Landlord have been paid in full.

          2.10    Landlord Supervision.    Landlord shall independently retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord (or its agent) in an amount equal to the product of (i) four percent (4%) and (ii) the Over-Allowance Amount.

          2.11    Contractor's Warranties and Guaranties.    Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

        3.    Completion of the Tenant Improvements.

          3.1   Intentionally Omitted [Note: Sections 2.4 and 2.5 already provide for turn-around times for Landlord.]

          3.2   Intentionally Omitted

          3.3    Tenant's Entry Into the Expansion Space Prior to Substantial Completion.    Provided that Tenant and its agents do not interfere with, or delay, Contractor's work in the Building and the Expansion Space, Contractor shall allow Tenant access to the Expansion Space prior to the substantial completion of the Expansion Space for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Expansion Space. Prior to Tenant's entry into the Expansion Space as permitted by the terms of this Section 3.3, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Expansion Space and against injury to any persons caused by Tenant's actions pursuant to this Section 3.3.

          3.4    Tenant's Representative.    Tenant has designated Rhonda Gardner as its sole representatives with respect to the matters set forth in this Work Letter, each of whom shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

          3.5    Landlord's Representative.    Landlord has designated Gardiner Hammond as its sole representatives with respect to the matters set forth in this Work Letter, each of whom, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

EXHIBIT B - 4

          3.6    Time of the Essence.    Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

          3.7    Tenant's Lease Default.    Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in Section 16 of the Lease or this Work Letter has occurred at any time on or before the substantial completion of the Expansion Space or if a circumstance exists that with the giving of notice, the lapse of time, or both, would constitute an Event of Default under the Lease, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the TI Allowance and/or Landlord may cause Contractor to cease the construction of the Expansion Space, and (ii) all other obligations of Landlord under the terms of this Work Letter shall be suspended until such time as such default is cured pursuant to the terms of this Lease.

          3.8    Tenant's Agents.    All of Tenant's agents, contractors, and subcontractors performing work in, or in connection with, the Expansion Space (collectively as "Tenant's Agents"), shall be subject to Landlord's reasonable approval and, if deemed necessary by Landlord to maintain harmony among other labor at the real property or if required by law or any agreement to which Landlord is bound, shall be union labor.

          3.9    Tenant's Architect's Insurance.    Prior to Tenant's Architect performing any services in connection with the Tenant Improvements, the Final Space Plan, or the Working Drawings, Tenant shall deliver to Landlord certificates evidencing that Tenant's Architect has in force, with insurance companies reasonably acceptable to Landlord, (i) Professional Liability Insurance with limits of not less than Five Million Dollars ($5,000,000) per claim and annual aggregate, with a retention of not more than Fifty Thousand Dollars ($50,000) per claim and an inception date or a retroactive date coinciding with or prior to the earlier of the Effective Date or the date of first performance of Tenant's Architect's services, (ii) Workers Compensation Insurance as required by state and federal statutes with Employer's Liability Insurance with limits of not less than One Million Dollars ($1,000,000) for bodily injury by accident and One Million Dollars ($1,000,000) for bodily injury by disease, (iii) Commercial General Liability Insurance in the amount of not less than One Million Dollars ($1,000,000) per occurrence, One Million Dollars ($1,000,000) annual general aggregate, and (iv) Commercial Automobile Liability Insurance for all owned and non-owned automobiles utilized in connection with the services performed under the Tenant's Architect contract in the amount of not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage combined. All such insurance required by this Section 3.9 shall be maintained for the entire period during which services are performed under Tenant's Architect's contract, with the exception of the Professional Liability Insurance policy which shall be maintained in force for at least one (1) year following substantial completion of the Tenant Improvements. Thereafter, during the second (2nd) and third (3rd)) ears following substantial completion of the Tenant Improvements, Tenant's Architect shall maintain Professional Liability Insurance with limits of not less than One Million Dollars ($1,000,000.00) annual aggregate, on a claims made basis, during such second (2nd) and third (3rd) years after substantial completion of the Tenant Improvements, so long as such insurance is reasonably available under standard policies at rates comparable to those in effect as of the date of such Substantial Completion. Landlord shall be named as an additional insured on all required Commercial General Liability policies of Tenant's Architect, and the required certificate of insurance shall include an additional insured endorsement ISO form number CG 20 10 11 85, or equivalent, evidencing such additional insured

EXHIBIT B - 5

  status. All insurance of Tenant's Architect will be primary as respects any insurance of Landlord, which insurance shall be non-contributing.

          3.10    Insurance Requirements.    All of Tenant's Agents shall carry liability and Products and Completed Operation Coverage insurance, each in amounts not less than One Million Dollars ($1,000,000.00) per incident, One Million Dollars ($1,000,000.00) in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Section 9.2 of the Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as Landlord's contractor, and shall name as additional insureds all mortgagees of the real property or any other party designated by Landlord. All insurance maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

EXHIBIT B - 6

SCHEDULE 1 TO EXHIBIT B

BUILDING PLANS AND SPECIFICATIONS

WESTMINSTER

BASE BUILDING CORE AND SHELL

Parking Stalls:	Parking is provided at 4.1 spaces per 1,000 square feet of rentable building area.
Parking Lot Lighting:	Parking lot lighting is provided, designed to supply an average to minimum ratio of approximately 1.0 foot candles/SF.
Sitework:	Asphalt concrete paving in all traffic and parking areas, concrete curb and gutter per approved development plans.
Landscaping:	Landscape planting materials and irrigation of all planting areas per approved development plans.
Building Structure:	Precast concrete frame with precast concrete floor and roof structure and approximately 4-inch concrete topping slab.
Floor Loading Criteria:	Live load is approximately 50 psf in general office area, with approximately 100 psf at corridor and interior office area immediately adjacent to corridor. Partition load is approximately 20 psf.
Ceiling Heights:
Clear ceiling heights are approximately 12'-2" feet at ground floor tenant areas, and approximately 9'-2" at floors 2, 3, 4 and 5 tenant areas. Typical structure to structure clearance is approximately 14.5 feet at ground floor 14'-8" from floor to bottom of "T" at ground floor, and 11'-8" approximately 11.5 feet from floor to bottom of "T" at floors 2, 3, 4 and 5. Clearances may be 12 inches less at beam locations.
Building Skin:	Precast architectural concrete spandrel panels with continuous glazing in between. Full height glazing at most locations. See elevation drawings for detail.
Roofing:	60 mil EPDM roof membrane, ballasted, over 2.6" rigid polyisocyanruate board. R-value of 19.
Perimeter Walls:	Perimeter, exterior walls to be insulated only, no drywall.
Core Service Areas:	1.	Sound attenuation is provided to meet NC35 levels.
	2.	Janitor's closet provided on each floor.
	3.	Finished doors provided for all service rooms.
	4.	Door frames to be anodized aluminum for all core doors.

SCHEDULE 1 TO EXHIBIT B - 1

	5.	One drinking fountain location each floor, with two fountains, one meeting ADA requirements.
Rest Rooms:	Rest rooms to have ceramic tile on floors, and full height on wet walls. Toilet partitions to be ceiling hung stainless steel. Vanity tops to be granite. Restrooms to be ADA compliant.
Shower Facilities:	Ground floor restrooms to include two shower stalls each in men's and women's. One shower stall in each to be ADA compliant.
Telephone Room:
Main telephone/fiber optic room provided at ground floor, approximately 20 feet by 10 feet. Conduit to be stubbed into room for telephone and 3 possible fiber optic providers. Approximately 6 foot by 9 foot communications rooms provided on floors 2, 3, 4 and 5.
Elevators:
Hydraulic elevators, 3,500 lb. capacity provided. Interior cab height to be approximately 10 feet, with suspended ceiling at approximately 9 feet. Finishes will be compatible with main lobby. Freight elevator to be supplied with protective blankets. Waiting time will be average of 27-29 seconds, with 5 minute handling capacity of 13% of building population (upper floors only). Elevators to be ADA compliant, and provided with emergency telephones.
Fire Protection:
Complete fire sprinkler system in accordance with applicable codes for office occupancy. Fireproofing of the Building's structural steel as specified on the structural plans for the Building as approved by the City of Westminster (a copy of which plans Tenant acknowledges receiving).
Plumbing Systems:
Complete plumbing system for domestic water service, sanitary sewer service, and roof drainage. Water and sanitary systems will be accessible to tenant areas for future connections for convenience sinks and other uses.
HVAC:
HVAC system is provided with rooftop units, total capacity approximately 460 tons, of approximately 350 sf per ton. Primary trunk ducts and exterior zone VAV boxes provided at approximately 1 per 1,100 SF. Exterior zone VAV boxes are provided with electric reheat. No distribution ducting or diffusers are included at these exterior zone boxes.
Energy management system provided, with remote computer monitoring capability. Tenant metering capability also included in system.

SCHEDULE 1 TO EXHIBIT B - 2

HVAC Design criteria for cooling load allowed include the following: 2 watts per SF for lighting; 1.5 watts per SF for office equipment 150 SF per person.
Electrical Service:
The building is provided with primary electrical service, 277/480 volts, 3 phase, with main disconnects in the main electrical room on the first floor. Electrical distribution panel rooms are provided two per floor adjacent to stairwells.
Electrical service will provide total capacity of 27 watts per square foot, generally allocated as follows:

15 watts per SF for HVAC loads;
3 watts per SF for lighting;
6.5 watts per SF for tenant equipment loads;
2.5 watts per SF spare power;
A pad area for a future generator to be included in the building shell.
Fire Alarm:	Fire alarm panel is provided, including fire alarm devices as required by code in core and common areas.
Security:	A card access system to be provided at the main entry doors of the building. Elevator card access also to be available based on tenant needs (but at Tenant's sole cost and expense).

SCHEDULE 1 TO EXHIBIT B - 3

QuickLinks

  Exhibit 10.5.1
AMENDED AND RESTATED SECOND AMENDMENT TO LEASE
EXHIBIT A
OUTLINE OF EXPANSION SPACE
EXHIBIT B
TENANT WORK LETTER
SCHEDULE 1 TO EXHIBIT B
BUILDING PLANS AND SPECIFICATIONS
WESTMINSTER BASE BUILDING CORE AND SHELL